                                                                    EXHIBIT 99.1


NEWS
         NOBLE CORPORATION                                          (NOBLE LOGO)
         13135 SOUTH DAIRY ASHFORD, SUITE 800
         SUGAR LAND, TX 77478
         PHONE: 281-276-6100 FAX: 281-491-2092

--------------------------------------------------------------------------------

                   NOBLE REPORTS SECOND QUARTER 2004 RESULTS

      ST. MICHAEL, Barbados, July 19, 2004 -- Noble Corporation reported net income for the second quarter of 2004 of $34.4 million, or $0.26 per diluted share, on operating revenues of $253.0 million, compared to net income of $43.7 million, or $0.33 per diluted share, on operating revenues of $247.9 million for the second quarter of 2003. Net income for the six months ended June 30, 2004 was $62.6 million, or $0.47 per diluted share, on operating revenues of $498.4 million, compared to net income of $83.2 million, or $0.63 per diluted share, on operating revenues of $492.9 million for the six months ended June 30, 2003.

      At June 30, 2004, the Company's consolidated balance sheet reflected $2.24 billion in shareholders' equity, $209.7 million in cash and marketable debt securities, and $559.5 million in total debt. Net cash provided by operating activities for the six months ended June 30, 2004 was $126.8 million. During the second quarter of 2004, the Company repurchased 1,087,000 of its ordinary shares for $39,714,000, or an average price of $36.54 per share.

      As previously announced, in June 2004 the Company acquired the Okhi (renamed the Noble Mark Burns), a 300 feet Levingston 111-S designed independent leg jackup unit, for $29,500,000 in cash. The Company is mobilizing the unit to Dalian New Shipyard in Dalian, China, where it plans to perform certain refurbishment and upgrade work. The Company is marketing the unit for operation in the Middle East, India and South East Asia. The unit is currently equipped to operate in 230 feet of water. As previously announced, on July 16, 2004 the Company exercised its option to purchase the premium jackup drilling unit, the Maersk Viking (renamed the Noble Cees van Diemen), for an exercise price of $32.9 million. In June 2003, Noble paid an option fee of $15.0 million to the seller for the right to acquire the unit. The Company's aggregate purchase price for the MODEC 300C, independent leg, cantilever jackup is therefore $47.9 million. The Noble Cees van Diemen is currently in the territorial waters of the United Arab Emirates being assimilated into our Middle East operations. The unit is scheduled to commence an 880-day contract in Qatar in September 2004 after an upgrade program.

       James C. Day, Chairman and Chief Executive Officer, said, "We are pleased with our most recent acquisitions, which are consistent with the Company's long-term strategy of not only expanding its fleet of premium drilling units, but also achieving the highest return on capital employed of the offshore drilling companies. Our management team has consistently shown over a protracted period that shareholder value can be increased if one follows a disciplined investment philosophy."

      Net income for the second quarter of 2004 increased 22 percent from the first quarter of 2004 as utilization continued to improve in West Africa. By the end of the second quarter, four of the Company's six jackups in Nigeria were operating under long-term contracts. The Company is actively pursuing opportunities for the remaining two jackups.

      Compared to the second quarter of 2003, results for the second quarter of 2004 were impacted by lower utilization in the North Sea and the shipyard project for the Noble Roger Eason drillship described below. These items were partially offset by continued strong performance in the Middle East and Mexico. Utilization in the North Sea decreased to 81 percent in the second quarter of 2004 from 95 percent in the second quarter of 2003. In addition, the average dayrate in this region decreased nearly $10,000, from $60,150 in the second quarter of 2003 to $50,247 in the recent quarter. Market conditions began to improve by the end of the second quarter of 2004 as the Noble Julie Robertson premium jackup returned to operations on June 1 after being stacked April 21, 2004. In addition, the Noble Lynda Bossler premium jackup commenced a contract on July 12 after being stacked May 9, 2004. In Brazil, the Company's Noble Roger Eason drillship is in the shipyard undergoing planned maintenance and upgrades, with completion scheduled in the third quarter of 2004.

      The Company's Middle East operating division, which includes India and the Mediterranean Sea, experienced an increase of 316 operating days from the second quarter of 2003. The increase in operating days was primarily due to the acquisition of the Noble Gene House and Noble Charlie Yester premium jackups in July 2003 and September 2003, respectively, and the mobilization of the Noble Carl Norberg premium jackup to the Mediterranean Sea from the U.S. Gulf of Mexico in December 2003. In Mexico, the Company experienced an increase of 91 operating days from the second quarter of 2003 due to the mobilization of the Noble Bill Jennings from the U.S. Gulf of Mexico in August 2003. Since September 2002, the Company has mobilized a total of seven jackups from the U.S. Gulf of Mexico to Mexico for long-term contracts with Petroleos Mexicanos.

      Offshore contract drilling services revenues from deepwater drilling units (capable of drilling in 4,000 feet or greater) accounted for approximately 32 percent and 34 percent of the Company's total contract drilling services revenues for the second quarter of 2004 and 2003, respectively. The Company currently operates six deepwater semisubmersibles in the Gulf of Mexico and one deepwater semisubmersible and three deepwater drillships offshore Brazil. Another deepwater semisubmersible, the Noble Homer Ferrington, is in the shipyard in Pascagoula, Mississippi undergoing upgrades and refurbishments in preparation for a long-term contract in Nigeria. We expect this contract will commence during the fourth quarter of 2004. Contract drilling services revenues from international sources accounted for approximately 74 percent and 73 percent of the Company's total contract drilling services revenues for the second quarter of 2004 and 2003, respectively.

      The average dayrate for the Company's international jackup rigs was $50,277 in the second quarter of 2004, compared to $52,286 in the second quarter of 2003. Utilization on these rigs was 85 percent in the second quarter of both 2004 and 2003. The average dayrate on the Company's deepwater assets in the U.S. Gulf of Mexico capable of drilling in 6,000 feet or greater decreased 30 percent to $96,727 in the second quarter of 2004 as compared to the second quarter of 2003, while utilization increased to 99 percent from 71 percent. The average dayrate on the Company's domestic jackup rigs was $45,817 in the second quarter of 2004, 64 percent higher than the same quarter of 2003. Utilization on these units in the second quarter of 2004 was 94 percent as compared to 97 percent in the second quarter of 2003. The Company also had 183 fewer operating days for domestic jackup rigs during the second quarter of 2004 as compared to the same quarter of 2003 following the mobilization of the Noble Bill Jennings to Mexico and the Noble Carl Norberg to the Mediterranean Sea in 2003.

      The increase in the Company's operating expenses in the second quarter of 2004 as compared to the same quarter in 2003 was attributable primarily to the addition of three operating rigs since the second quarter of 2003. The Noble Charlie Yester commenced a three-year contract in India at the end of 2003. The Noble Gene House is currently operating in the Middle East. The Company also activated the Noble Therald Martin semisubmersible in November 2003, and the unit is scheduled to commence a contract in August 2004.

      Day said, "While we are generally more encouraged about the improvement in several markets, it is still too early to conclude we have turned the corner in terms of a clear worldwide acceleration in activity. However, I would assume the market would begin to accelerate before year end."

      Noble Corporation is a leading provider of diversified services for the oil and gas industry. Contract drilling services are performed with the Company's fleet of 59 mobile offshore drilling units located in key markets worldwide. This fleet consists of 13 semisubmersibles, three dynamically positioned drillships, 40 jackup rigs and three submersibles. Nine of the units are capable of operating in harsh environments. In addition to the rigs in the fleet discussed above, the Company has also purchased an option to acquire the premium jackup, the Maersk Valiant. Approximately 80 percent of the fleet is currently deployed in international markets, principally including the Middle East, Mexico, the North Sea, Brazil, West Africa, India, and the Mediterranean Sea. The Company provides technologically advanced drilling-related products and services designed to create value for our customers. The Company also provides labor contract drilling services, well site and project management services, and engineering services. The Company's ordinary shares are traded on the New York Stock Exchange under the symbol "NE".

      This news release may contain "forward-looking statements" about the business, financial performance and prospects of the Company. Statements about the Company's or management's plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future are forward-looking statements. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company's filings with the U.S. Securities and Exchange Commission.

        Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.

NC-310
7/19/04

For additional information, contact:
John T. Rynd, Vice President - Investor Relations, Noble Drilling Services Inc. Noble Corporation, 281-276-6100

                       NOBLE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)
                                   (Unaudited)


                                             THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                             ---------------------------      -------------------------
                                                 2004            2003            2004            2003
                                              ---------       ---------       ---------       ---------
OPERATING REVENUES
     Contract drilling services               $ 225,667       $ 220,586       $ 444,250       $ 436,954
     Reimbursables                                9,555          10,970          19,604          27,309
     Labor contract services                     12,078           7,219          20,469          13,915
     Engineering, consulting and other            5,709           9,145          14,119          14,750
                                              ---------       ---------       ---------       ---------
                                                253,009         247,920         498,442         492,928
                                              ---------       ---------       ---------       ---------

OPERATING COSTS AND EXPENSES
     Contract drilling services                 132,440         123,091         266,245         246,938
     Reimbursables                                8,082           9,572          17,159          24,770
     Labor contract drilling services             9,460           5,878          16,286          11,601
     Engineering, consulting and other            6,784           7,503          14,881          12,899
     Depreciation                                41,234          36,031          82,159          69,895
     Selling, general and administrative          8,448           7,175          16,309          13,437
                                              ---------       ---------       ---------       ---------
                                                206,448         189,250         413,039         379,540
                                              ---------       ---------       ---------       ---------

OPERATING INCOME                                 46,561          58,670          85,403         113,388

OTHER INCOME (EXPENSE)
     Interest expense                            (8,620)        (10,348)        (17,688)        (20,843)
     Other, net                                   2,037             822           4,523             892
                                              ---------       ---------       ---------       ---------

INCOME BEFORE INCOME TAXES                       39,978          49,144          72,238          93,437
INCOME TAX PROVISION                             (5,597)         (5,406)         (9,597)        (10,278)
                                              ---------       ---------       ---------       ---------

NET INCOME                                    $  34,381       $  43,738       $  62,641       $  83,159
                                              =========       =========       =========       =========

EARNINGS PER SHARE:
     Basic                                    $    0.26       $    0.33       $    0.47       $    0.63
     Diluted                                  $    0.26       $    0.33       $    0.47       $    0.63

WEIGHTED AVERAGE SHARES
     OUTSTANDING:
          Basic                                 132,540         131,880         132,583         131,832
          Diluted                               133,704         132,885         133,766         132,932


Note: Certain reclassifications have been made in prior period statements of income to conform to the classifications used in the statements of income for the three and six months ended June 30, 2004. These reclassifications have no impact on net income.

                       NOBLE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)


                                                     JUNE 30,       DECEMBER 31,
                                                      2004              2003
                                                  -----------       -----------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                      $   116,395       $   139,467
   Investment in marketable securities (a)            104,024            98,376
   Accounts receivable                                165,116           149,235
   Inventories                                          4,100             4,086
   Prepaid expenses                                    20,243            11,809
   Other current assets                                14,731            18,986
                                                  -----------       -----------
Total current assets                                  424,609           421,959
                                                  -----------       -----------

PROPERTY AND EQUIPMENT
   Drilling equipment and facilities                3,533,500         3,454,163
   Other                                               65,680            64,591
                                                  -----------       -----------
                                                    3,599,180         3,518,754
   Accumulated depreciation                          (976,443)         (892,888)
                                                  -----------       -----------
                                                    2,622,737         2,625,866
                                                  -----------       -----------

INVESTMENT IN AND ADVANCES TO JOINT VENTURES           20,065            19,868
OTHER ASSETS                                          128,129           121,940
                                                  -----------       -----------
                                                  $ 3,195,540       $ 3,189,633
                                                  ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
   Current maturities of long-term debt           $    26,991       $    47,666
   Accounts payable                                    69,392            87,178
   Accrued payroll and related costs                   49,874            48,511
   Taxes payable                                       29,403            31,734
   Interest payable                                     9,081             9,384
   Other current liabilities                           21,661            19,550
                                                  -----------       -----------
Total current liabilities                             206,402           244,023

LONG-TERM DEBT                                        532,537           541,907
DEFERRED INCOME TAXES                                 208,911           213,357
OTHER LIABILITIES                                      18,526            18,201
COMMITMENTS AND CONTINGENCIES                              --                --
MINORITY INTEREST                                      (7,624)           (6,280)
                                                  -----------       -----------
                                                      958,752         1,011,208
                                                  -----------       -----------
SHAREHOLDERS' EQUITY
   Ordinary shares-par value $0.10 per share           13,374            13,389
   Capital in excess of par value                     903,999           915,240
   Retained earnings                                1,369,529         1,306,888
   Treasury stock, at cost                            (48,048)          (49,121)
   Restricted stock (unearned compensation)            (5,842)           (7,981)
   Accumulated other comprehensive income               3,776                10
                                                  -----------       -----------
                                                    2,236,788         2,178,425
                                                  -----------       -----------
                                                  $ 3,195,540       $ 3,189,633
                                                  ===========       ===========


(a) Includes amounts in a Rabbi Trust for the Noble Drilling Corporation 401(k) Savings Restoration Plan at June 30, 2004 and December 31, 2003 of $10,768,000 and $9,458,000, respectively.

                       NOBLE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)


                                                                              SIX MONTHS ENDED JUNE 30,
                                                                              -------------------------
                                                                                2004            2003
                                                                              ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                 $  62,641       $  83,159
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation, and amortization of deferred repairs and maintenance        101,610          85,658
      Deferred income tax (benefit) provision                                      (153)          3,426
      Loss on sales of marketable securities                                         60             336
      Equity in income of joint ventures                                         (1,804)           (341)
      Compensation expense from stock-based plans                                 2,624           2,332
      Other                                                                         506            (964)
      Other changes in current assets and liabilities:
         Accounts receivable                                                    (15,881)        (14,774)
         Other current assets                                                    (5,914)        (12,802)
         Accounts payable                                                       (17,788)        (20,095)
         Other current liabilities                                                  894          (8,647)
                                                                              ---------       ---------
            Net cash provided by operating activities (a)                       126,795         117,288
                                                                              ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisitions and related capital upgrades                                    (29,515)       (120,326)
   Other capital expenditures                                                   (48,935)        (30,649)
   Deferred repair and maintenance expenditures                                 (22,691)        (14,431)
   Repayments from joint venture                                                  1,607             287
   Investment in marketable securities                                          (70,687)        (53,700)
   Proceeds from sales and maturities of marketable securities                   65,930          59,771
                                                                              ---------       ---------
            Net cash used for investing activities                             (104,291)       (159,048)
                                                                              ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Payment of long-term debt                                                    (30,048)        (31,356)
   Proceeds from issuance of ordinary shares                                     24,186           3,100
   Repurchase of ordinary shares                                                (39,714)             --
   Decrease in restricted cash                                                       --           1,477
                                                                              ---------       ---------
            Net cash used for financing activities                              (45,576)        (26,779)
                                                                              ---------       ---------

DECREASE IN CASH AND CASH EQUIVALENTS                                           (23,072)        (68,539)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                  139,467         192,509
                                                                              ---------       ---------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                      $ 116,395       $ 123,970
                                                                              =========       =========


(a) The Company sometimes refers to Cash flow from operations as an approximation of cash returns before any changes in working capital. Such a reference to Cash flow from operations means the sum of Net income, Depreciation and amortization (which includes deferred repair and maintenance), and Deferred income tax (benefit) provision. The nearest measurement under accounting principles generally accepted in the United States of America is Net cash provided by operating activities.

                       NOBLE CORPORATION AND SUBSIDIARIES
                      FINANCIAL AND OPERATIONAL INFORMATION
 (In thousands, except utilization amounts, operating days and average dayrates)
                                   (Unaudited)


                                                                THREE MONTHS ENDED JUNE 30,                THREE MONTHS ENDED
                                                 ----------------------------------------------------
                                                             2004                        2003                 MARCH 31, 2004
                                                 -------------------------   ------------------------    ------------------------
                                                 International    Domestic   International   Domestic    International   Domestic
                                                 -------------    --------   -------------   --------    -------------   --------
OPERATING REVENUES
   Contract drilling services                       $167,370      $ 58,297      $160,526     $ 60,060       $153,975     $ 64,608
   Reimbursables                                       5,954         3,601         4,861        6,109          6,558        3,491
   Labor contract drilling services                   12,078            --         7,219           --          8,391           --
   Engineering, consulting and other                   4,048         1,661         2,324        6,821          3,195        5,215


OPERATING COSTS AND EXPENSES
   Contract drilling services                       $102,052      $ 30,388      $ 90,753     $ 32,338       $101,644     $ 32,161
   Reimbursables                                       4,756         3,326         3,793        5,779          5,640        3,437
   Labor contract drilling services                    9,460            --         5,878           --          6,826           --
   Engineering, consulting and other                   3,897         2,887         2,674        4,829          2,017        6,080
   Depreciation and amortization                      28,689        12,545        23,760       12,271         28,718       12,207
   Selling, general and administrative                 5,870         2,578         3,987        3,188          5,506        2,355


OPERATING STATISTICS
   Jackups:
      Utilization                                         85%           94%           85%          97%            80%          95%
      Operating Days                                   2,698           171         2,392          354          2,557          173
      Average Dayrate                               $ 50,277      $ 45,817      $ 52,286     $ 27,876       $ 49,962     $ 41,292

   Semisubmersibles - (6,000 feet or greater):
      Utilization                                        100%           99%          100%          71%           100%         100%
      Operating Days                                      91           453            91          321             91          455
      Average Dayrate                               $143,499      $ 96,727      $125,628     $138,826       $130,510     $110,322

   Semisubmersibles - (less than 6,000 feet):
      Utilization                                        100%            0%          100%          60%           100%          32%
      Operating Days                                      91            --            91           55             91           58
      Average Dayrate                               $ 43,967      $     --      $ 42,181     $ 48,073       $ 40,147     $ 38,103

   Drillships:
      Utilization                                         67%          N/A           100%         N/A             67%         N/A
      Operating Days                                     182           N/A           273          N/A            182          N/A
      Average Dayrate                               $ 80,564           N/A      $ 73,950          N/A       $ 58,755          N/A

   Submersibles:
      Utilization                                        N/A            98%          N/A           84%           N/A           79%
      Operating Days                                     N/A           267           N/A          152            N/A          215
      Average Dayrate                                    N/A      $ 24,888           N/A     $ 19,638            N/A     $ 23,523

   Total:
      Utilization                                         84%           82%           87%          81%            80%          83%
      Operating Days                                   3,062           891         2,847          882          2,921          901
      Average Dayrate                               $ 54,660      $ 65,429      $ 56,384     $ 68,095       $ 52,713     $ 71,707